EXHIBIT 10.10

Bob Evans Farms, Inc.
Executive Compensation Recoupment Policy

Amended and Restated February 24, 2014

1.Policy. This Executive Compensation Recoupment Policy ( “Policy”) of Bob Evans Farms, Inc., a Delaware corporation, and its subsidiaries (collectively, the “Company”) provides for the recoupment by the Company under certain circumstances of annual cash bonuses, stock-based awards, performance-based compensation, and any other forms of cash or equity compensation other than salary (“Award” or “Awards”). This Policy applies to the Company’s “Executive Officers,” both current and former, as defined by Rule 3b-7 of the Securities and Exchange Act of 1934, as amended (see, Appendix A).

2.	Executive Compensation Recoupment.

(a)Executive Officer Recoupment. In the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Company will recover from any current or former Executive Officer of the Company who received incentive based compensation during the three year period preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to the Executive Officer under the accounting restatement.

Recoupment under this Policy may include, but is not limited to, reimbursement by the executive officer of the amount of cash bonuses received, cancellation or forfeiture of outstanding stock-based compensation and the payment to the Company of stock sale proceeds. In the event that a recoupment payment under this Plan involves incentive compensation that is deferred and subject to Code Section 409A of the Internal Revenue Code, to the extent possible, such amount will be deemed forfeited rather than being subject to repayment.

To the extent this Policy or any policy adopted by the Company in order to comply with the implementing regulations of the SEC and The NASDAQ Stock Market (“Regulations”) when issued pursuant to Section 10D of the Securities and Exchange Act of 1934 (“Exchange Act”), as required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Section 954”), requires any plan participant to forfeit any Award, or repay any amount paid with respect to any Award, this Policy and any such policy shall be deemed incorporated into all outstanding Awards and award agreements to the extent required by such Regulations, and all plan participants subject to such Regulations, by accepting any Award, shall be deemed to have consented to the inclusion of provisions in their Award as determined by the Compensation Committee of the Company to be necessary or appropriate to comply with Section 954 and such Regulations.

(b)Chief Executive Officer and Chief Financial Officer Additional Policy. If a plan participant is the chief executive officer or chief financial officer, and the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, the participant shall, to the extent required by the Securities and Exchange Commission (“SEC”) pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, reimburse the Company for: (1) any bonus or other incentive-based or equity-based compensation received by that person from the Company during the 12-month period following the first public issuance or filing with the Commission (whichever first occurs) of the financial document embodying such financial reporting requirement; and (2) any profits realized from the sale of securities of the Company during that 12-month period.

(c)Make-up Award. If under Section 2(a) or 2(b) any Award(s) would have been paid, granted or vested; or a higher payment, Award value or vesting would have occurred based upon the restated financial results; the Company will not be obligated to pay the executive officer any additional compensation.

3.Additional Recoupment for Fraud or Misconduct. In any instance in which, in the view of the Compensation Committee, an officer engaged in an act of fraud or misconduct that contributed to the need for a financial restatement, the Compensation Committee may, in its discretion, recover and the officer shall forfeit or repay, all of the officer’s Awards for the relevant period, plus a reasonable rate of interest, in addition to any other employment action deemed appropriate, including termination of employment.

4.Not Exclusive Remedy. The recoupment of Awards pursuant to this Policy shall not in any way limit or affect the Company’s right to pursue disciplinary action or dismissal, take legal action or pursue any other available remedies.

5.Incorporation of Policy. Each officer of the Company shall execute an agreement providing that any Awards granted to such officer on or after the original effective date of this Policy, being February 17, 2009, shall be subject to this Policy. Additionally, the Company, in its discretion, may incorporate the requirements of this Policy into any applicable company incentive plan, award statement, award agreement or terms and conditions of any Awards made by the Company. The Company may amend Appendix A from time to time as necessary to reflect the then current Executive Officers, but no such amendment will release any former officer from being subject to this Policy.

History: Adopted February 17, 2009; Amended and Restated June 18, 2013; Amended and Restated February 24, 2014.